Exhibit 4.4
FIRST AMENDMENT TO
SECTION 382 RIGHTS AGREEMENT
     This First Amendment to the Section 382 Rights Agreement (this “Amendment”) is entered into as of January 7, 2010, by and between Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”).
WITNESSETH:
     WHEREAS, the Company and the Rights Agent entered into that certain Section 382 Rights Agreement, dated July 31, 2009 (the “Rights Agreement”), to implement a stockholder rights plan as more fully described therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement;
     WHEREAS, the Company’s Board of Directors has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;
     WHEREAS, Section 26 of the Rights Agreement provides, among other things, that prior to the Distribution Date, the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of Common Stock, and that upon the delivery of a certificate from an appropriate officer of the Company which states that such proposed supplement or amendment is in compliance with the terms of Section 26 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment;
     WHEREAS, the Distribution Date has not occurred as of the date hereof;
     WHEREAS, the Company desires to amend the Rights Agreement as set forth herein; and
     WHEREAS, the Company has delivered to the Rights Agent, concurrently with the execution and delivery of this Amendment, a certificate from an appropriate officer of the Company stating that this Amendment complies with Section 26 of the Rights Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Rights Agent hereby agree as follows:
     1. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting such Section 7(a) in its entirety and replacing it with the following:
“(a) Subject to Section 7(e) and Section 27 hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the

Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandth of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business on July 31, 2019 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which all of the Rights (other than Rights that have become void pursuant to the provisions of Section 7(e) hereof) are exchanged for Common Stock or other assets or securities as provided in Section 27 hereof, (iv) the close of business on the effective date of the repeal of Section 382 or any successor statute if the Board of Directors of the Company determines that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits, (v) the close of business on the first day of a taxable year of the Company to which the Board of Directors of the Company determines that no Tax Benefits may be carried forward, (vi) the first anniversary of adoption of the Agreement if shareholder approval of the Agreement has not been received by or on such date, or (vii) at 9 A.M. (Eastern Time) on January 7, 2010 (the earliest of (i) and (ii) and (iii) and (iv) and (v) and (vi) and (vii) being herein referred to as the “Expiration Date”).”
     2. Amendments to Exhibits. The Exhibits to the Rights Agreement shall be deemed amended and restated to reflect this Amendment, including all necessary and conforming changes.
     3. Remaining Terms. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. Notwithstanding the foregoing, the Rights Agent and the Company acknowledge and agree that upon the Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.
     4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

Attest:			BEAZER HOMES USA, INC.

By:	/s/ Deborah M. Danzig		By:	/s/ Kenneth F. Khoury

	Name:	Deborah M. Danzig		Name:	Kenneth F. Khoury
	Title:	Vice President and Compliance Officer		Title:	Executive Vice President and General Counsel

Attest:			AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Felix Orihuela		By:	/s/ Herbert J. Lemmer

	Name:	Felix Orihuela		Name:	Herbert J. Lemmer
	Title:	Vice President		Title:	Vice President

3